Exhibit 10.8
20xx Executive Award Statement

NAME

20xx Long-Term Incentive (LTI) Award

This statement shows your 20xx LTI award issued under the Otis Worldwide Corporation 2020 Long-Term Incentive Plan (LTIP). This award is subject to the Schedule of Terms and the terms and conditions of the LTIP.

Award Value
Grant Date
Grant Price

Grant Type	% of Total Award	Number of Units[1]	Vesting Date[2]	Expiration Date
Performance Share Units (PSUs)
Restricted Stock Units (RSUs)
Stock Appreciation Rights (SARs)
¹ The number of units granted are rounded up to the nearest whole unit; PSUs and RSUs are calculated based on the average Otis closing price during the month of [month] [year] $[XX.XX], while SARs are calculated based on a SARs price of $[XX.XX].
2 For PSUs, subject to the Compensation Committee’s determination of the achievement of the performance goals over the xx-year Performance Period.

How to Accept Your Awards - within 150 days
You will receive an email from UBS alerting you that your grants have been posted to your UBS account. You must acknowledge and accept the terms and conditions of each grant electronically via xxx, which can be accessed at xxx. If you are a first-time award recipient, you will receive an email from xx with your Participant ID and login instructions. If you do not accept your grant online at xx within 150 days from the Grant Date, your grant will be forfeited.

Disclaimer: This statement does not provide any of the terms and conditions governing any equity awards that may be granted to you under the LTIP. Any LTIP awards granted to you are not part of your base salary or other normal or expected compensation or salary for any purposes. The LTI Awards and, if applicable, the underlying shares are an extraordinary item that does not constitute compensation for services of any kind rendered to Otis or your Otis employing entity, as applicable, and which is outside the scope of your employment contract. The receipt of equity awards and participation in the LTIP shall not create a right to further employment with Otis or your Otis employing entity, as applicable, nor does it create an employment relationship with Otis or any of its other affiliates or subsidiaries. All decisions with respect to this grant and any future grants, if any, will be at the sole discretion of Otis. Otis reserves the right to modify, amend or discontinue any component of the LTIP or similar program it may offer at any time and with or without notice. The LTIP and equity awards granted under the LTIP are exclusively governed by U.S. law. Equity awards will only have value if they vest, and in the case of SARs/Options, if they are exercised.

Performance Share Units (PSUs)

PSUs incentivize and reward achievement of performance that is directly related to Otis’ long-range plan. Performance is measured over the three-year Performance Period, from January 1, 20xx through December 31, 20xx. Prior to vesting, PSUs accumulate dividend equivalents, which are reinvested as additional PSUs. PSUs will vest in early 20xx based on the Compensation Committee's determination of the level of achievement of the performance goals. Upon vesting, PSUs are paid in shares of Otis common stock (unless local law restricts distribution of common stock, in which case, PSUs will be paid in cash). The maximum payout for PSUs is xxx% of the PSUs credited to you at the end of the Performance Period.

20xx PSU Metrics

The performance metrics for your 20xx PSU LTI award, and their weighting, are as follows:
- Three-Year Cumulative Adjusted Earnings Per Share (EPS) xx% weighting
- Three-Year Average Annual Organic Sales Growth xx% weighting
- Total Shareholder Return (TSR) relative to the S&P 500 Industrials index +/- xx% modifier

Three-Year Cumulative Adjusted Earnings Per Share (EPS) – Diluted earnings per share (a GAAP measure), excluding restructuring costs, one-time separation costs, non-recurring tax items and other significant items, for the three years in the Performance Period. This metric is weighted at xx%

Three-Year Average Annual Organic Sales Growth – Average of annual consolidated net sales growth for the three-year Performance Period, excluding the impact of foreign currency translation, acquisitions and divestitures completed in the preceding twelve months and other significant items of a nonrecurring and/or non-operational nature. This metric is weighted at xx%.

Total Shareholder Return (TSR) - TSR is calculated based on the stock price change from the average 20-trading day closing price prior to the beginning of the Performance Period to the average 20-trading day closing price prior to the end of the Performance Period, including the reinvestments of dividends paid. The final TSR modifier is determined based on Otis’ relative TSR performance against the companies that make up the S&P 500 Industrials index at the beginning of the Performance Period. Any company that ceases to be publicly traded prior to the end of the Performance Period will be excluded from the TSR modifier calculation. This metric is a modifier. TSR performance relative to the S&P Industrials index may result in a +/- xx% adjustment to the PSU payout factor, up to a maximum PSU performance factor of xx.

Restricted Stock Units (RSUs)

RSUs provide the equivalent value of a share of Otis common stock upon vesting. Vesting occurs ratably over xx years (1/x each anniversary of the grant date). Prior to vesting, RSUs accumulate dividend equivalents, which are reinvested as additional RSUs. Upon vesting, RSUs are paid in shares of Otis common stock (unless local law restricts distribution of common stock, in which case, RSUs will be paid in cash).

Stock Appreciation Rights (SARs)

SARs deliver value based on the appreciation in Otis' stock price between the date of grant and the date of exercise. SARs vest and become exercisable ratably over xx years (1/x on each anniversary of the grant date). At exercise, the gain is converted to shares of Otis common stock, which can be sold immediately for cash, or held as shares (unless local law restricts distribution of common stock, in which case, the gain will be paid in cash). SARs expire on the day prior to the 10th anniversary of the grant date.